As filed with the Securities and Exchange Commission on August 31, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                         Date of Report: August 31, 2005


                      GLOBUS INTERNATIONAL RESOURCES CORP.
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             (Exact name of registrant as specified by its charter)


         Nevada                      O-24709                  88-0203697
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(State or other jurisdic-        (Commission File           (IRS Employer
  tion of incorporation)              Number)            Identification Number)


                  80 Wall Street, Suite 915, New York, NY 10005
                  ---------------------------------------------
                    (Address of principal executive offices)


                  Registrant's Telephone Number: (212) 558-6100


           -----------------------------------------------------------
           Former Name or Former Address If Changed Since Last Report:


Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]  Written communication pursuant to Rule 425 under the Securities Act;
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ] Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02. Termination of a Material Definitive Agreement.

As previously reported by the Company, in April, 2003 the Company executed an agreement with Atlantic Investment ApS("Atlantic"), an unrelated Danish corporation, pursuant to which Atlantic subscribed to 2,000,000 shares of common stock of the Company at a price of $2.00 per share, or $4,000,000 total, and obtained a right to approve the owners of the 49% minority interest in a subsidiary Globus Cold Storage limited liability company ("GCS") established for the purpose of constructing and operating cold storage facilities in Moscow, Russia. $1,010,350 of the $4,000,000 total subscription was received by the Company in April, May and June of 2003; the remaining $2,989,650 of the subscription is to be paid to GCS if and when GCS receives debt financing of approximately $5,000,000 for a public cold storage facility. Under the agreement, if the Company is unable to obtain this loan approval, Atlantic has the right to return the 2,000,000 shares and demand the return of the $1,010,350.

As also previously reported, in August 2004 the Company and GCS executed a loan agreement with the Overseas Private Investment Corporation ("OPIC") for financing of the public cold storage facility. However, this loan commitment expired on June 15, 2005 and on August 8, 2005 the Company received a letter from OPIC stating that it would not renew the expired commitment nor consider further loan applications from the Company at this time. Management believes that it is unlikely that it will be able to secure alternative financing to complete its planned construction of the cold storage facility in Moscow, Russia. Consequently, a material term of the agreement with Atlantic may be deemed to have not been met by the Company and Atlantic may try to exercise its option to rescind its subscription agreement for the 2,000,000 shares.

Item 2.02. Results of Operations and Financial Condition.

The payments from Atlantic totaling $1,010,350 in the three months ended June 30, 2003 were previously recorded as stockholders' equity. The Company now believes that these payments should have been recorded as a liability to Atlantic.

In addition, subsequent to the filing of its Annual Report on Form 10-KSB for the year ended September 30, 2003, the Company learned that one of its Russian customers had greater financial difficulties existing at September 30, 2003 than previously believed. At September 30, 2003 the Company had a $963,730 unreserved accounts receivable balance from this customer.

As a result of the foregoing developments, the Company will restate its consolidated financial statements commencing in the period ended June 30, 2003 and the years ended September 30, 2003 and 2004 and plans to file an amended Annual Report for its fiscal 2003 year. Similar changes are being made in the Company's audited financial statements for fiscal 2004.

The impact of these adjustments on the Company's balance sheet at September 30, 2003, will be a decrease in accounts receivable from $4,758,144, as previously reported, to an adjusted amount of $792,314 (a decrease of $3,965,830); a decrease in total assets from $5,871,902, as previously reported, to an adjusted amount of $1,906,072 (also a decrease of $3,965,830); the addition of a liability to Atlantic of $1,010,350; a decrease in the reserve for 49% voting minority interest in GCS subsidiary from $1,960,000, as previously reported, to an adjusted amount of $0; and a reduction in stockholders' equity from $939,019, as previously reported, to a deficit of ($2,077,161), a decrease of $3,016,180. Similarly, for the year ended September 30, 2003, net sales will decrease from $9,824,033 to $6,803,062; cost of goods sold will decrease from $9,342,573 to 6,352,923; the provision for doubtful accounts will increase from $1,129,016 to $2,073,875; the net loss will increase from ($963,054) to ($1,939,234); and net loss per share will also increase from $0.153 per share to a loss of $0.309 per share.

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

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 31, 2005
                                       GLOBUS INTERNATIONAL RESOURCES CORP.



                                       BY: /s/ YURY GREENE
                                           -------------------------------------
                                           Yury Greene,  Chairman


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